Exhibit 10.4

CULLMAN SAVINGS BANK

DIRECTOR SPLIT DOLLAR AGREEMENT

THIS DIRECTOR SPLIT DOLLAR AGREEMENT (this “Agreement”) is made as of this      day of         , 2008 by and between Cullman Savings Bank, a federally chartered thrift, supervised by the Office of Thrift Supervision (the “Bank”), located in Cullman, Alabama, and                     ] (the “Director”).

WHEREAS, to encourage the Director to remain a Director of the Bank, the Bank is willing to allocate a portion of the death proceeds of a life insurance policy on the Director’s life to the Director’s beneficiary(ies) if the Director dies while actively serving as a member of the Board of Director’s of the Bank. The Bank will pay life insurance premiums from its general assets.

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Bank and the Director hereby agree as follows.

ARTICLE 1

DEFINITIONS

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1 “Director’s Interest” means the benefit set forth in Section 2

1.2 “Insured” means the Director.

1.3 “Insurer” means each life insurance carrier in which there is a Split Dollar Policy Endorsement attached to this Split Dollar Agreement.

1.4 “Net Amount At Risk” as used in this agreement refers to the difference in the Death Benefit payable by the insurance carrier and the Cash Value of the policy(ies) owned by the Bank on the Director’s life.

1.5 “Policy” means the specific life insurance policy or policies issued by the Insurer(s).

1.6 “Split Dollar Policy Endorsement” means the form required by the Administrator or the Insurer to indicate the Director’s interest, if any, in a Policy on the Director’s life.

1.7 “Termination of Service” with the Bank means that the Director shall have ceased to be a member of the Board of Directors of the Bank for any reason whatsoever, excepting a leave of absence approved by the Bank. For purposes of this Agreement, if there is a dispute over the status of the Director or the date of termination of the Director’s service, the Bank shall have the sole and absolute right to decide the dispute.

ARTICLE 2

POLICY OWNERSHIP/INTERESTS

2.1 Bank Ownership. The Bank is the sole owner of the Policy and shall have the right to exercise all incidents of ownership. The Bank shall be the beneficiary of any death proceeds remaining after the Director’s Interest has been paid under Section 2.2 of this Split Dollar Agreement.

2.2 Director’s Interest. In the case of the Director’s death before Termination of Service, the Director shall have the right to designate the beneficiary(ies) of death proceeds in the amount of the lesser of:

(a) one hundred percent (100%) of the portion of the insurance proceeds on the life of the Director and designated as the NAR (detailed on Schedule A) by the insurance carrier or;

(b) the Participant’s benefit calculated under section 7.1 of the Cullman Savings Bank Directors’ Deferred Cash Compensation Plan. This amount is detailed on Schedule A.

Subject to the terms of this Split Dollar Agreement, including but not limited to the Bank’s right to terminate this Split Dollar Agreement under Section 8.8, the Bank hereby endorses the Director’s Interest to the Director and agrees to execute any other or further documents that may be required to effectuate this Split Dollar Agreement. The Director shall have the right to elect and change settlement options specified in the Policy that may be permitted. However, the Director, the Director’s transferee, and the Director’s beneficiary(ies) or estate shall have no rights or interests in the Policy for that portion of the death proceeds designated in this Section 2.2 if Termination of Service of the Director occurs before Director’s death.

2.3 Premium Payment. The Bank shall pay any premiums due on the Policy. It is anticipated that the Policy will be a single premium modified endowment contract

2.4 Imputed Income. The Bank shall impute income to the Director in an amount equal to (a) the current term rate for the Director’s age, multiplied by (b) the net death benefit payable to the Director’s beneficiary(ies). The current term rate is the minimum amount required to be imputed under Revenue Rulings 64-328 and 66-110, or any subsequent applicable authority.

2.5 Internal Revenue Code Section 1035 Exchanges. The Director recognizes and agrees that the Bank may after this Director Split Dollar Agreement is adopted wish to exchange the Policy of life insurance on the Director’s life for another contract of life insurance insuring the Director’s life. Provided that the Policy is replaced (or intended to be replaced) with a comparable policy of life insurance, the Director agrees to provide medical information and cooperate with medical insurance-related testing required by a prospective insurer for implementing the Policy or, if necessary, for modifying or updating to a comparable insurer.

ARTICLE 3

BENEFICIARIES

3.1 Beneficiary Designations. The Director shall designate a beneficiary by filing a written designation with the Bank. The Director’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Director, or if the Director names a spouse as beneficiary and the marriage is subsequently dissolved. If the Director dies without a valid beneficiary designation, all payments shall be made to the Director’s estate.

ARTICLE 4

GENERAL LIMITATIONS

4.1 Termination of Service. Notwithstanding any provision of this Agreement to the contrary, the Director’s Interest in the Policy shall terminate if the Director’s service as a member of the Board of Directors is terminated any reason by either party, including retirement, and the Bank’s obligations under this Agreement shall terminate as of the effective date of the termination of service.

4.2 Removal. Notwithstanding any provision of this Agreement to the contrary, if the Director is removed from the Board of Directors of the Bank or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

4.3 Insurer. The Insurer shall be bound only by the terms of the Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Director Split Dollar Agreement.

ARTICLE 5

CLAIMS AND REVIEW PROCEDURES

5.1 Claims Procedure. If the Administrator denies part of or the entire claim, the claimant shall have the opportunity for a full and fair review by the Administrator of the denial, as follows:

5.1.1 Initiation: Written Claim. The claimant initiates a claim by submitting to the Administrator a written claim for the benefits.

5.1.2 Timing of Administrator Response. The Administrator shall respond to such claimant within 90 days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

5.1.3 Notice of Decision. If the Administrator denies part or all of the claim, then the Administrator shall notify the claimant in writing of such denial. The Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) the specific reasons for the denial,

(b) a reference to the specific provisions of this Agreement on which the denial is based,

(c) a description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(d) an explanation of this Agreement’s review procedures and the time limits applicable to such procedures, and

(e) a statement of the claimant’s right, if any, to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

5.2 Review Procedure. If the Administrator denies part or all of the claim, then the claimant shall have the opportunity for a full and fair review by the Administrator of the denial, as follows:

5.2.1 Initiation of Written Request. To initiate the review, the claimant must file with the Administrator a written request for review within 60 days after receiving the Administrator’s notice of denial.

5.2.2 Additional Submissions for Information Access. The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. The Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

5.2.3 Considerations on Review. In considering the review, the Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

5.2.4 Timing of Administrator Response. The Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Administrator determines that special circumstances require additional time for processing the claim, then the Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

5.2.5 Notice of Decision. The Administrator shall notify the claimant in writing of its decision on review. The Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) the specific reasons for the denial,

(b) a reference to the specific provisions of this Agreement on which the denial is based,

(c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, and

(d) a statement of the claimant’s right, if any, to bring a civil action under ERISA Section 502(a).

ARTICLE 6

ADMINISTRATION

6.1 Administration. This Director Split Dollar Agreement shall be administered by an Administrator, which shall consist of the Bank’s board of directors or such committee as the board shall appoint. The Director may be a member of the Administrator. The Administrator shall also have the discretion and authority to:

(a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Director Split Dollar Agreement and

(b) decide or resolve any and all questions, including interpretations of this Director Split Dollar Agreement, as may arise in connection with the Director Split Dollar Agreement.

6.2 Named Agents. In the administration of this Director Split Dollar Agreement, the Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

6.3 Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of this Director Split Dollar Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Director Split Dollar Agreement.

6.4 Indemnity of Administrator. The Bank shall indemnify and hold harmless the members of the Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Director Split Dollar Agreement, except in the case of willful misconduct by the Administrator or any of its members.

6.5 Information. To enable the Administrator to perform its functions, the Bank shall supply full and timely information to the Administrator on all matters relating to the date and circumstances of the retirement, death, or Termination of Employment of the Director and such other pertinent information as the Administrator may reasonably require.

ARTICLE 7

MISCELLANEOUS

7.1 Amendment and Termination. This Director Split Dollar Agreement shall terminate automatically if Termination as a Director occurs before the Director’s death. This Director Split Dollar Agreement shall also terminate upon the occurrence of any one of the following:

(a) surrender, lapse, or other termination of the Policy by the Bank, which the Bank reserves the absolute right to do, or

(b) cessation of the Bank’s business, which is not continued by the Bank’s successor, if any, or

(c) written notice of termination by either of the Bank or the Director, or

(d) bankruptcy, receivership, or dissolution of the Bank, or

(e) distribution of the death benefit proceeds in accordance with Section 2.2 above, or

(f) if the Director commits suicide within three years after the issuance of the Policy on the Director’s life.

If this Director Split Dollar Agreement is terminated, the Bank may in its sole discretion retain or terminate the Policy.

7.2 Binding Effect. This Agreement shall bind the Director and the Bank and their beneficiaries, survivors, executors, administrators, and transferees.

7.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

7.4 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

7.5 Applicable Law. Except to the extent preempted by the laws of the United States of America, the validity, interpretation, construction, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Alabama, without giving effect to the principles of conflict of laws of such state.

7.6 Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Director concerning the subject matter hereof. No rights are granted to the Director’s beneficiary(ies) under this Agreement other than those specifically set forth herein.

7.7 Severability. If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and to the full extent consistent with law each such other provision shall continue in full force and effect. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of such provision, and to the full extent consistent with law the remainder of such provision shall, together with all other provisions of this Agreement, continue in full force and effect.

7.8 Headings. The captions and section headings in this Agreement are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

7.9 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.

(a)	If to the Bank, to: The Board of Directors Cullman Savings Bank 316 Second Avenue S.W. Cullman, AL 35055

(b)	If to the Director, to: [NAME] [ADDRESS] [CITY], [ST]

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

7.10 Successors. By an assumption agreement in form and substance satisfactory to the Director, the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform this Director Split Dollar Agreement in the same manner and to the same extent that the Bank would be required to perform this Director Split Dollar Agreement if no succession had occurred.

IN WITNESS WHEREOF, the Director and a duly authorized Bank officer have executed this Agreement as of the day and year first written above.

DIRECTOR	BANK
Cullman Savings Bank

By:
Title:
[NAME]

AGREEMENT TO COOPERATE WITH INSURANCE UNDERWRITING INCIDENT

TO INTERNAL REVENUE CODE SECTION 1035 EXCHANGE

I acknowledge that I have read the Director Split Dollar Agreement and agree to be bound by its terms, particularly the covenant on my part set forth in section 2.5 of the Director Split Dollar Agreement to provide medical information and cooperate with medical insurance-related testing required by an insurer to issue a comparable insurance policy to cover the benefit provided under this Director Split Dollar Agreement.

Witness	Director